The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 29, 2017

PRICING SUPPLEMENT No. 2813B Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-206013 Dated March , 2017 $• Deutsche Bank AG Capped GEARS

Linked to the Common Stock of Apple Inc. due on or about April 1, 2022

Investment Description

Capped GEARS (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of Apple Inc. (the “Underlying”). If the Underlying Return is positive, Deutsche Bank AG will pay you at maturity a cash payment per $10.00 Face Amount of Securities equal to the Face Amount plus a return on the Face Amount equal to 5.00 (the “Upside Gearing”) multiplied by the Underlying Return, up to the Maximum Gain of 84.00%. If the Underlying Return is zero, Deutsche Bank AG will pay you at maturity a cash payment per $10.00 Face Amount of Securities equal to the Face Amount. However, if the Underlying Return is negative, Deutsche Bank AG will pay you at maturity a cash payment per $10.00 Face Amount of Securities that is less than the Face Amount, resulting in a loss of 1.00% of the Face Amount for every 1.00% by which the Final Underlying Price is less than the Initial Underlying Price. In this circumstance, you will lose some or all of your initial investment at maturity. Investing in the Securities involves significant risks, including the risk of losing some or all of your initial investment at maturity. You will not receive dividends or other distributions paid on the Underlying. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure (as described on page 2), you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Features

❑ Enhanced Growth Potential, Subject to Maximum Gain: At maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Underlying up to the Maximum Gain. In this circumstance, Deutsche Bank AG will pay you at maturity a cash payment per $10.00 Face Amount of Securities equal to the Face Amount plus a return on the Face Amount equal to the Upside Gearing multiplied by the Underlying Return, up to the Maximum Gain of 84.00%.

❑ Full Downside Market Exposure: If the Underlying Return is zero, Deutsche Bank AG will pay you at maturity a cash payment per $10.00 Face Amount of Securities equal to the Face Amount. However, if the Underlying Return is negative, Deutsche Bank AG will pay you at maturity a cash payment per $10.00 Face Amount of Securities that is less than the Face Amount, resulting in a loss of 1.00% of the Face Amount for every 1.00% by which the Final Underlying Price is less than the Initial Underlying Price. In this circumstance, you will lose some or all of your initial investment at maturity. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Key Dates
Strike Date Trade Date[1]	March 28, 2017 March 29, 2017
Settlement Date[1]	March 31, 2017
Final Valuation Date[1,2]	March 29, 2022
Maturity Date[1,2]	April 1, 2022

[1] Expected

[2] Please see page 5 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF SECURITIES AT MATURITY AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. FOR MORE INFORMATION ABOUT THE UNDERLYING, PLEASE SEE PAGE 11 OF THIS PRICING SUPPLEMENT. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE PS-5 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 13 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Capped GEARS linked to the performance of the common stock of Apple Inc. The return on the Securities is subject to, and limited by, the Maximum Gain. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof.

Underlying	Initial Underlying Price	Maximum Gain	Upside Gearing	CUSIP / ISIN
Common stock of Apple Inc. (Ticker: AAPL)	$143.80	84.00%	5.00	25190K433 / US25190K4334

Please see “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Securities are a part, the prospectus dated April 27, 2016 and this pricing supplement.

The Issuer’s estimated value of the Securities on the Trade Date is approximately $9.541 to $9.741 per $10.00 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement B, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Offering of Securities	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Capped GEARS linked to the Common Stock of Apple Inc.
Per Security	$10.00	$0.20	$9.80
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)”in this pricing supplement.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

Under German and European laws and regulations, the Securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the Securities; (ii) a conversion of the Securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) any other resolution measure, including, but not limited to, any transfer of the Securities to another entity, the amendment, modification or variation of the terms and conditions of the Securities or the cancellation of the Securities. By acquiring the Securities, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority as set forth in the accompanying prospectus dated April 27, 2016. Please read the risk factor “The Securities May Be Written Down, Be Converted into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us” in this pricing supplement and see the accompanying prospectus, including the risk factors beginning on page 13 of such prospectus, for further information.

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Additional Terms Specific to the Securities

You should read this pricing supplement, together with product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Securities are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the Securities. When you read the accompanying product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

♦	Prospectus supplement dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

♦	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Capped GEARS that are offered hereby, unless the context otherwise requires.

All references to “Final Underlying Price” and “Initial Underlying Price” in this pricing supplement shall be deemed to refer to “Final Level” and “Initial Level,” respectively, as used in the accompanying product supplement.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

3

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus. For more information about the Underlying, please see the section titled “Information about the Underlying” below.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of losing some or all of your initial investment at maturity.

♦  You can tolerate losing some or all of your initial investment at maturity and you are willing to make an investment that has downside market risk similar to an investment in the Underlying.

♦  You believe that the price of the Underlying will increase over the term of the Securities and you are willing to give up any increase in excess of the Maximum Gain.

♦  You understand and accept that your potential return is limited by the Maximum Gain.

♦  You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦  You do not seek current income from this investment and you are willing to forgo any dividends and any other distributions paid on the Underlying.

♦  You are willing and able to hold the Securities to the Maturity Date set forth on the cover of this pricing supplement and you are not seeking an investment for which there will be an active secondary market.

♦  You understand the single stock risk associated with the Securities and are willing to accept the risks associated with the Underlying.

♦  You are willing and able to assume the credit risk of Deutsche Bank AG, as Issuer of the Securities, for all payments under the Securities and you understand that, if Deutsche Bank AG defaults on its obligations or becomes subject to a Resolution Measure, you might not receive any amounts due to you.

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of losing some or all of your initial investment at maturity.

♦  You require an investment designed to provide a full return of your initial investment at maturity.

♦  You cannot tolerate losing of some or all of your initial investment at maturity or you are unwilling to make an investment that has downside market risk similar to an investment in the Underlying.

♦  You believe that the price of the Underlying will decline over the term of the Securities or you believe that the price of the Underlying will increase over the term of the Securities by more than the Maximum Gain.

♦  You seek an investment that participates in the full increase in the price of the Underlying or that has unlimited return potential.

♦  You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦  You seek current income from this investment or you prefer to receive any dividends or any other distributions paid on the Underlying.

♦  You are unwilling or unable to hold the Securities to the Maturity Date set forth on the cover of this pricing supplement or you seek an investment for which there will be an active secondary market.

♦  You do not understand the single stock risk associated with the Securities or are unwilling to accept the risks associated with the Underlying.

♦  You are unwilling or unable to assume the credit risk of Deutsche Bank AG, as Issuer of the Securities, for all payments under the Securities.

4

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Securities
Face Amount	$10.00
Term	Approximately 5 years
Strike Date	March 28, 2017
Trade Date[2]	March 29, 2017
Settlement Date[2]	March 31, 2017
Final Valuation Date[1,2]	March 29, 2022
Maturity Date[1,2]	April 1, 2022
Underlying	Apple Inc. (Ticker: AAPL)
Upside Gearing	5.00
Maximum Gain	84.00%
Payment at Maturity (per $10.00 Face Amount of Securities)

If the Underlying Return is positive, Deutsche Bank AG will pay you at maturity a cash payment per $10.00 Face Amount of Securities equal to the Face Amount plus a return on the Face Amount equal to the Upside Gearing multiplied by the Underlying Return, subject to the Maximum Gain, calculated as follows:

$10.00 + [$10.00 x (the lesser of (i) Underlying Return x Upside Gearing and (ii) Maximum Gain)]

If the Underlying Return is zero, Deutsche Bank AG will pay you at maturity a cash payment per $10.00 Face Amount of Securities equal to the Face Amount.

If the Underlying Return is negative, Deutsche Bank AG will pay you at maturity a cash payment per $10.00 Face Amount of Securities that is less than the Face Amount, calculated as follows:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Underlying Price is less than the Initial Underlying Price, and you will lose some or all of your initial investment at maturity.

Underlying Return	Final Underlying Price – Initial Underlying Price Initial Underlying Price
Closing Price	On any trading day, the last reported sale price of one share of the Underlying on the relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent
Initial Underlying Price	$143.80, equal to the Closing Price of the Underlying on the Strike Date
Final Underlying Price	The Closing Price of the Underlying on the Final Valuation Date
Stock Adjustment Factor	Initially 1.0, subject to adjustment for certain actions affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS, INCLUDING THE RISK OF LOSING SOME OR ALL OF YOUR INITIAL INVESTMENT AT MATURITY. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS OR BECOME SUBJECT TO A RESOLUTION MEASURE, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Strike Date:	The Initial Underlying Price is observed and the Maximum Gain is set.

Maturity Date:

The Final Underlying Price is determined and the Underlying Return is calculated on the Final Valuation Date.

If the Underlying Return is positive, Deutsche Bank AG will pay you at maturity a cash payment per $10.00 Face Amount of Securities equal to the Face Amount plus a return on the Face Amount equal to the Upside Gearing multiplied by the Underlying Return, subject to the Maximum Gain, calculated as follows:

$10.00 + [$10.00 x (the lesser of (i) Underlying Return x Upside Gearing and (ii) Maximum Gain)]

If the Underlying Return is zero, Deutsche Bank AG will pay you at maturity a cash payment per $10.00 Face Amount of Securities equal to the Face Amount.

If the Underlying Return is negative, Deutsche Bank AG will pay you at maturity a cash payment per $10.00 Face Amount of Securities that is less than the Face Amount, calculated as follows:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Underlying Price is less than the Initial Underlying Price, and you will lose some or all of your initial investment at maturity.

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

[2]	In the event that we make any changes to the expected Trade Date or Settlement Date, the Final Valuation Date and/or Maturity Date may be changed so that the stated term of the Securities remains the same.

5

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦	Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you the Face Amount per $10.00 Face Amount of Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive, zero or negative. If the Underlying Return is negative, for each $10.00 Face Amount of Securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Underlying Price is less than the Initial Underlying Price. In this circumstance, you will lose some or all of your initial investment at maturity.

♦	Capped Appreciation Potential — If the Underlying Return is positive, we will pay you at maturity only the Face Amount per $10.00 Face Amount of Securities plus a return on the Face Amount equal to the lesser of (i) the Underlying Return times the Upside Gearing and (ii) the Maximum Gain. Your return on the Securities is subject to, and limited by, the Maximum Gain, regardless of any further increase in the price of the Underlying, which may be significant. As a result, the return on an investment in the Securities may be less than the return on a direct investment in the Underlying.

♦	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the return you realize may not reflect the full economic effect of the Upside Gearing or the Securities themselves and may be less than the Upside Gearing times the Underlying’s return, even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, only if you hold the Securities to maturity.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦	The Securities Are Subject to the Credit of Deutsche Bank AG — The Securities are unsubordinated and unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Securities May Be Written Down, Be Converted into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us

♦	Resolution Measures could be imposed on us. German and European laws and regulations provide German and European resolution authorities with a set of powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. Specifically, the competent resolution authority could impose Resolution Measures on us under German and European laws and regulations if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us.

♦	If a Resolution Measure is imposed on us, you may lose some or all of your investment in the Securities. A Resolution Measure may include: a write down, including to zero, of any claim for payment on the Securities; a conversion of the Securities into ordinary shares of us, any group entity or any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or the application of any other resolution measure including, but not limited to, any transfer of the Securities to another entity, an amendment, modification or variation of the terms and conditions of the Securities or the cancellation of the Securities. The competent resolution authority may apply Resolution Measures individually or in any combination. You may lose some or all of your investment in the Securities if a Resolution Measure becomes applicable to us.

♦	If a Resolution Measure is imposed on us, we expect that other debt instruments issued by us may be affected by such Resolution Measure before the Securities would be. The imposition of a Resolution Measure would have to be conducted in accordance with a set order of priority derived from the order of priority that would apply in a German insolvency proceeding with respect to the Issuer. Under the applicable German law, certain specifically defined senior unsecured debt instruments (including securities we expect to be classified as Non-Structured Debt Securities) would rank junior to, without constituting subordinated debt, all other senior unsecured obligations of the Issuer (including securities we expect to be classified as Structured Debt Securities). The specifically defined senior unsecured debt instruments (including Non-Structured Debt Securities) would be satisfied in a German insolvency proceeding with respect to the Issuer only if all other senior unsecured obligations of the Issuer (including Structured Debt Securities) have been paid in full. Therefore, if a Resolution Measure were imposed on us, our Non-Structured Debt Securities would be written down or converted into common equity tier 1 instruments before our Structured Debt Securities are written down or converted. This order of priority would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. While we expect the Securities offered herein to

6

be classified as Structured Debt Securities, and therefore to be affected after our Non-Structured Debt Securities in the event of the imposition of Resolution Measures, the competent regulatory authority or court may classify the Securities differently. Even if the Securities are classified as Structured Debt Securities, you may lose some or all of your investment in the Securities if a Resolution Measure becomes applicable to us.

♦	If a Resolution Measure is imposed on us, the secondary market for the Securities may be affected. Because the Securities are subject to Resolution Measures, the secondary market trading in the Securities may not follow the trading behavior associated with similar types of Securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

By acquiring the Securities, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. As a result, you would have no claim or other right against us arising out of any Resolution Measure and the imposition of any Resolution Measure will not constitute a default or an event of default under the Securities, under the senior indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended. In addition, the trustee, the paying agent, issuing agent, registrar and The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such Securities may take any and all necessary action, or abstain from taking any action, if required, to implement the imposition of any Resolution Measure with respect to the Securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure. For more information, including details on the particular German and European laws and regulations referenced above, please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

♦	The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less Than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦	Investing in the Securities Is Not the Same as Investing in the Underlying — The return on your Securities may not reflect the return you would realize on a direct investment in the Underlying. For instance, your return on the Securities is limited to the Maximum Gain regardless of any further increase in the price of the Underlying, which could be significant.

♦	If the Price of the Underlying Changes, the Value of the Securities May Not Change in the Same Manner — The Securities may trade quite differently from the Underlying. Changes in the price of the Underlying may not result in comparable changes in the value of the Securities.

♦	No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

♦	Single Stock Risk — The Securities are linked to the equity securities of a single Underlying. The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer (the “Underlying Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Underlying Issuer with the SEC.

♦	The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the Stock Adjustment Factor, which will initially be set at 1.0, for certain corporate events affecting the Underlying. The calculation agent is not required, however, to make adjustments in response to all corporate events, including if the Underlying Issuer or another party makes a partial tender or partial exchange offer for the Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying or any other security received in a reorganization event in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying or any other security received in a reorganization event described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

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♦	There Is No Affiliation Between the Underlying Issuer and Us, and We Have Not Participated in the Preparation of, or Verified, Any Disclosure by the Underlying Issuer — We are not affiliated with the Underlying Issuer. However, we or our affiliates may currently, or from time to time in the future, engage in business with the Underlying Issuer, including extending loans to, making equity investment in, acting as underwriter in connection with future offerings of the Underlying by, or providing advisory services (including merger and acquisition advisory services) to, such Underlying Issuer. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Issuer and we will not disclose any such information to you. Nevertheless, neither we nor any of our affiliates have participated in the preparation of, or verified, any information about the Underlying or the Underlying Issuer. You, as an investor in the Securities, should make your own investigation into the Underlying and the Underlying Issuer. The Underlying Issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The Underlying Issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that would require the calculation agent to adjust the Stock Adjustment Factor, which may adversely affect the value of your Securities.

♦	Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying over the term of the Securities may bear little relation to the historical closing prices of the Underlying and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

♦	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	The Securities Will Not Be Listed and There Will Likely Be Limited Liquidity — The Securities will not be listed on any securities exchange. There may be little or no secondary market for the Securities. We or our affiliates intend to act as market makers for the Securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

♦	Many Economic and Market Factors Will Affect the Value of the Securities — Because the Securities can be thought of as securities that combine two components, a bond and an embedded derivative(s), the terms and features of the Securities at issuance and the value of the Securities prior to maturity will be influenced by factors that impact the value of bonds and embedded derivatives generally. While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the terms of the Securities at issuance and the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time remaining to the maturity of the Securities;

♦	the dividend rate of the Underlying;

♦	the real and anticipated results of operations of the Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying;

♦	interest rates and yields in the markets generally;

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♦	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or the markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the Securities, their value may decline significantly due to the factors described above even if the price of the Underlying remains unchanged from the Initial Underlying Price, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the Securities to maturity to receive the stated payout from the Issuer.

♦	Trading and Other Transactions by Us, UBS AG or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or its affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the price of the Underlying, and therefore make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we, UBS AG or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Securities declines. We, UBS AG or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. To the extent that we, UBS AG or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, UBS AG’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the Securities. Introducing competing products into the marketplace in this manner could adversely affect the price of the Underlying and the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦	Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying and/or in futures, over-the-counter options or other instruments with returns linked to the performance of the Underlying may adversely affect the price of the Underlying and therefore the value of the Securities.

♦	We, UBS AG or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Price of the Underlying and the Value of the Securities — We, UBS AG or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the price of the Underlying and the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, UBS AG or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying.

♦	Potential Conflicts of Interest — Deutsche Bank AG or its affiliates may engage in business with the Underlying Issuer, which may present a conflict between Deutsche Bank AG and you, as a holder of the Securities. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor and will be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the Securities.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain— There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Hypothetical Examples

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Face Amount of Securities for a hypothetical range of performances of the Underlying, reflect the Upside Gearing of 5.00 and the Maximum Gain of 84.00% and assume an Initial Underlying Price of $150.00. The actual Initial Underlying Price is set forth on the cover of this pricing supplement and in “Indicative Terms.” The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying relative to the Initial Underlying Price. We cannot predict the Final Underlying Price of the Underlying. You should not take these examples as an indication or assurance of the expected performance of the Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below may have been rounded for ease of analysis and it has been assumed that no event affecting the Underlying has occurred during the term of the Securities that would cause the calculation agent to adjust the Stock Adjustment Factor.

Final Underlying Price ($)	Underlying Return (%)	Payment at Maturity ($)	Return on Securities (%)
$300.00	100.00%	$18.40	84.00%
$285.00	90.00%	$18.40	84.00%
$270.00	80.00%	$18.40	84.00%
$255.00	70.00%	$18.40	84.00%
$240.00	60.00%	$18.40	84.00%
$225.00	50.00%	$18.40	84.00%
$210.00	40.00%	$18.40	84.00%
$195.00	30.00%	$18.40	84.00%
$180.00	20.00%	$18.40	84.00%
$175.20	16.80%	$18.40	84.00%
$172.50	15.00%	$17.50	75.00%
$165.00	10.00%	$15.00	50.00%
$157.50	5.00%	$12.50	25.00%
$150.00	0.00%	$10.00	0.00%
$135.00	-10.00%	$9.00	-10.00%
$120.00	-20.00%	$8.00	-20.00%
$105.00	-30.00%	$7.00	-30.00%
$90.00	-40.00%	$6.00	-40.00%
$75.00	-50.00%	$5.00	-50.00%
$60.00	-60.00%	$4.00	-60.00%
$45.00	-70.00%	$3.00	-70.00%
$30.00	-80.00%	$2.00	-80.00%
$15.00	-90.00%	$1.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

Example 1 — The Final Underlying Price of $157.50 is greater than the Initial Underlying Price of $150.00, resulting in an Underlying Return of 5.00%. Because the Underlying Return is positive and 5.00 times the Underlying Return is less than the Maximum Gain of 84.00%, Deutsche Bank AG will pay you 5.00 times the Underlying Return for a Payment at Maturity of $12.50 per $10.00 Face Amount of Securities, calculated as follows:

$10.00 + [$10.00 x (the lesser of (i) Underlying Return x Upside Gearing and (ii) Maximum Gain)]

$10.00 + [$10.00 x (5.00% x 5.00)] = $10.00 + $2.50 = $12.50

Example 2 — The Final Underlying Price of $180.00 is greater than the Initial Underlying Price of $150.00, resulting in an Underlying Return of 20.00%. Because the Underlying Return is positive and 5.00 times the Underlying Return is greater than the Maximum Gain of 84.00%, Deutsche Bank AG will pay you a Payment at Maturity of $18.40 per $10.00 Face Amount of Securities, calculated as follows:

$10.00 + [$10.00 x (the lesser of (i) Underlying Return x Upside Gearing and (ii) Maximum Gain)]

$10.00 + ($10.00 x 84.00%) = $10.00 + $8.40 = $18.40

Example 3 — The Final Underlying Price of $45.00 is less than the Initial Underlying Price of $150.00, resulting in an Underlying Return of -70.00%. Because the Underlying Return is negative, Deutsche Bank AG will pay you a Payment at Maturity of $3.00 per $10.00 Face Amount of Securities, resulting in a loss of 1.00% of the Face Amount for every 1.00% by which the Final Underlying Price is less than the Initial Underlying Price, calculated as follows:

$10.00 + ($10.00 x Underlying Return)

$10.00 + ($10.00 x -70.00%) = $3.00

If the Underlying Return is negative, for each $10.00 Face Amount of Securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Underlying Price is less than the Initial Underlying Price. In this circumstance, you will lose some or all of your initial investment at maturity. Any payment on the Securities is subject to the creditworthiness of the Issuer and, if the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

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Information about the Underlying

All disclosures contained in this pricing supplement regarding the Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or verified, such information about the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying.

Included below is a brief description of the Underlying Issuer. We obtained the historical closing price information set forth below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlying as an indication of future performance. The Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by the Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by the Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Apple Inc.

According to publicly available information, Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players, and sells related software, services, accessories, networking solutions and third-party digital content and applications. Information filed by Apple Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001–36743, or its CIK Code: 0000320193. The common stock of Apple Inc. is traded on the NASDAQ Stock Market under the symbol “AAPL.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Apple Inc., based on daily closing prices on the primary exchange for the common stock of Apple Inc., as reported by Bloomberg L.P. The closing price of Apple Inc.’s common stock on March 28, 2017 was $143.80.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2012	3/31/2012	$88.23	$58.75	$85.64
4/1/2012	6/30/2012	$90.89	$75.73	$83.43
7/1/2012	9/30/2012	$100.30	$82.13	$95.32
10/1/2012	12/31/2012	$95.96	$72.71	$76.15
1/1/2013	3/31/2013	$78.43	$60.01	$63.23
4/1/2013	6/30/2013	$66.26	$55.79	$56.58
7/1/2013	9/30/2013	$72.53	$58.46	$68.11
10/1/2013	12/31/2013	$81.44	$68.71	$80.16
1/1/2014	3/31/2014	$79.62	$71.35	$76.68
4/1/2014	6/30/2014	$94.25	$73.99	$92.93
7/1/2014	9/30/2014	$103.30	$93.08	$100.75
10/1/2014	12/31/2014	$119.00	$96.26	$110.38
1/1/2015	3/31/2015	$133.00	$105.99	$124.43
4/1/2015	6/30/2015	$132.65	$124.25	$125.43
7/1/2015	9/30/2015	$132.07	$103.12	$110.30
10/1/2015	12/31/2015	$122.57	$105.26	$105.26
1/1/2016	3/31/2016	$109.56	$93.42	$108.99
4/1/2016	6/30/2016	$112.10	$90.34	$95.60
7/1/2016	9/30/2016	$115.57	$94.99	$113.05
10/1/2016	12/31/2016	$118.25	$105.71	$115.82
1/1/2017	3/28/2017*	$143.80	$116.02	$143.80

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2017 includes data for the period through March 28, 2017. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

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The graph below illustrates the performance of the common stock of Apple Inc. from March 28, 2012 to March 28, 2017. We obtained the historical closing prices of the Underlying from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlying should not be taken as an indication of future performance and no assurance can be given as to the Final Underlying Price or any future Closing Price of the Underlying. We cannot give you assurance that the performance of the Underlying will result in a positive return on your initial investment and you may lose some or all of your initial investment at maturity.

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What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your Securities and (ii) the gain or loss on your Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the Securities were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities, as well as to the payment of gross proceeds of a taxable disposition, including redemption at maturity, of a Security. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and DBSI, acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 Face Amount of Securities. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, or to its affiliates at the price to public indicated on the cover of the pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. Please see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

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